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                                                                      EXHIBIT 15

May 9, 2005

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Commissioners:

We are aware that our report dated May 9, 2005 on our review of interim financial information of Colonial Properties Trust for the three month periods ended March 31, 2005 and 2004 and included in the Company's quarterly report on Form 10-Q for the quarter ended March 31, 2005 is incorporated by reference in its Registration Statements on Form S-8 related to certain restricted shares and stock options filed on September 29, 1994; Form S-8 related to the Non-Employee Trustee Share Plan filed May 15, 1997; Form S-8 related to the Employee Share Purchase Plan filed on May 15, 1997; Form S-8 related to changes to the First Amended and Restated Employee Share Option and Restricted Share Plan and Non-Employee Trustee Share Option Plan filed on May 15, 1997; Form S-3 related to the Shelf Registration filed November 20, 1997; Form S-3 related to the Dividend Reinvestment Plan filed on April 19, 1995, as amended; Form S-8 related to the registration of common shares issuable under the Colonial Properties Trust 401(k)/Profit Sharing Plan filed on October 15, 1996; Form S-3 related to the registration of common shares issuable under the Colonial Realty Limited Partnership Executive Unit Purchase Program filed on February 6, 2001; Form S-3 related to the Shelf Registration filed on May 9, 2003; Form S-3 related to the Shelf Registration filed on May 20, 2003, as amended; Form S-4 related to the proposed merger with Cornerstone Realty Income Trust filed on February 9, 2005, as amended; and Post-Effective Amendment on Form S-8 related to the Cornerstone Realty Income Trust 1992 Incentive Plan and Non-Employee Directors Stock Option Plan filed on April 4, 2005.

Very truly yours,

/s/ PricewaterhouseCoopers LLP
Birmingham, AL

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